Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 81 to File No. 002-59353; Amendment No. 81 to File No. 811-02753) of Guggenheim Variable Funds Trust of our report dated February 27, 2014 on the financial statements and financial highlights of Series Z (Alpha Opportunity Series), a series of SBL Fund, included in the December 31, 2013 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

September 22, 2014